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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Lamaze Publishing Company

OnLine Psychological Services, Inc.

TWN, Inc.

KnowledgeWeb, Inc. d/b/a Astrology.net and Astrology.com

IVN, Inc.

HealthResponseAbility Systems, Inc.

Family Point Inc.

iVillage International Holding Corp.

iVillage Integrated Properties, Inc.

iVillage Integrated Media, Inc.

iVillage Limited Company

iVillage (Ireland) Integrated Media Properties Limited

iVillage (Caymans) Limited

iVillage (Caymans) LLC

iVillage (Mauritius) LLC

Women.com Networks, Inc.

Public Affairs Group, Inc.

Virgil Acquisition Corp.